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                      August 4, 2023

       Gloria Fan
       Chief Financial Officer
       BEST Inc.
       2nd Floor, Block A, Huaxing Modern Industry Park
       No. 18 Tangmiao Road, Xihu District, Hangzhou
       Zhejiang Province 310013
       People   s Republic of China

                                                        Re: BEST Inc.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            File No. 001-38198

       Dear Gloria Fan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Disclosure Review Program
       cc:                                              Yi Gao, Esq.